Prospectus Supplement No. 8
Filed Pursuant to Rule 424(b)(3)
File No. 333-140234
Prospectus Supplement No. 8
(to Final Prospectus dated June 13, 2007)
     This Prospectus Supplement No. 8 supplements and amends the final prospectus dated June 13, 2007 as supplemented and amended by Supplement No. 1 thereto dated June 19, 2007, Supplement No. 2 thereto dated August 3, 2007, Supplement No. 3 thereto dated August 10, 2007, Supplement No. 4 thereto dated August 13, 2007, Supplement No. 5 thereto dated August 20, 2007, Supplement No. 6 thereto dated September 19, 2007, and Supplement No. 7 thereto dated October 3, 2007 (collectively the “Final Prospectus”), relating to the sale from time to time of up to 5,935,766 shares of our common stock by certain selling shareholders.
     On October 18, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K that relates to our entry into a digital signage agreement and security agreement with NewSight Corporation and a subordination agreement with Prentice Capital Management, LP.
     This Prospectus Supplement No. 8 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 8 supersedes the information contained in the Final Prospectus.
     Our shares of common stock trades on The Nasdaq Global Market under the symbol “RNIN.” On October 16, 2007, the last reported sale price of our common stock was $4.37 per share.
Investing in our common stock involves a high degree of risk. See “Risk Factors”
beginning on page 5 of the Final Prospectus dated June 13, 2007.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 8 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 8 is October 18, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 12, 2007
Date of report (Date of earliest event reported)
Wireless Ronin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	1-33169	41-1967918
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(Address of principal executive offices, including zip code)
(952) 564-3500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES
EXHIBIT INDEX

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On August 10, 2007, we announced that our largest customer, NewSight Corporation (“NewSight”), had re-prioritized various elements of its planned digital signage system implementations, including a delay in the rollout of network installations into large, upscale malls, and the launch, installation and operation of digital signage networks in physicians’ offices. In connection with NewSight’s re-prioritization, we agreed to provide digital signage to retrofit 102 stores of an existing network and newly configure approximately 79 stores of a grocery store chain in the Midwest, Meijer, Inc. (“Meijer”). In particular, effective October 12, 2007, we entered into a digital signage agreement with NewSight, which plans to allocate certain equipment purchased from us during our second quarter to 102 Meijer store installations (the “Network”), to sell equipment, parts and supplies for the Network and to provide our software and technology for the Network for which we plan to charge NewSight an aggregate of approximately $575,000. If this amount is not paid when due, it will become part of the below-described secured promissory note and will be classified as deferred revenue. The digital signage agreement, which appears as Exhibit 10.1 to this report, is incorporated by reference in response to this Item 1.01.
     Of the approximately $3.1 million in revenue we reported during the second quarter ended June 30, 2007, approximately $2.3 million was attributable to sales to NewSight. Of this amount, approximately $1.8 million was due and payable, pursuant to 90-day terms, on September 18, 2007. NewSight, which has advised us that it is in the process of raising capital, requested that its existing obligation to our company be reflected by a secured promissory note. In consideration of our undertaking to complete the Network for the Meijer stores, we agreed to take such note and security interest in certain equipment, as described below.
     Effective October 12, 2007, we entered into a security agreement with NewSight pursuant to which we acquired a security interest in certain collateral of NewSight, consisting of all existing and after acquired video screens and monitors and other equipment for digital signage now or hereafter provided by us to NewSight, including all such equipment located in the Fashion Square Mall and Asheville Mall, and any grocery store premises operated by Meijer, and all related hardware, software and parts used in connection with such equipment or the Network and all proceeds from such personal property, but not including any intellectual property of NewSight. Prior to our entry into the security agreement, NewSight executed a secured note in favor of Wireless Ronin in the original principal amount of $1,760,177 with a maximum amount of $2,500,000. By virtue of NewSight’s issuance of this note, from an accounting perspective, we will reclassify approximately $1.8 million of accounts receivable into notes receivable (another form of current assets). Pursuant to the secured note, this debt obligation of NewSight will mature on the first to occur of (1) successful completion of NewSight’s financing efforts, or (2) December 31, 2007. The secured promissory note, which appears as Exhibit 99 to this report, is incorporated by reference in response to this Item 1.01. The security agreement, which appears as Exhibit 10.2 to this report, is incorporated by reference in response to this Item 1.01.
     In connection with the security agreement, we also entered into a subordination agreement with Prentice Capital Management, LP (“Creditor”), NewSight’s principal creditor, acting on its behalf and as collateral agent for certain of its affiliated entities, pursuant to which Creditor has agreed that any rights or liens that Creditor may have or acquire in the collateral secured by the security agreement that we entered into with NewSight are junior and subordinate to our security interest in such collateral. The subordination agreement, which appears as Exhibit 10.3 to this report, is incorporated by reference in response to this Item 1.01.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) See “Exhibit Index.”

2

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2007	Wireless Ronin Technologies, Inc.
	By:	/s/ John A. Witham
John A. Witham
Executive Vice President and Chief Financial Officer

3

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Digital Signage Agreement by and between Wireless Ronin Technologies, Inc. and NewSight Corporation, effective October 12, 2007.

10.2	Security Agreement by and between Wireless Ronin Technologies, Inc. and NewSight Corporation, effective October 12, 2007.

10.3	Subordination Agreement by and between Wireless Ronin Technologies, Inc. and Prentice Capital Management, LP, effective October 12, 2007.

99	Secured Promissory Note from NewSight Corporation, Maker, to Wireless Ronin Technologies, Inc., Payee, dated October 8, 2007.

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EXHIBIT 10.1
DIGITAL SIGNAGE AGREEMENT (MEIJER NETWORK)
     This DIGITAL SIGNAGE AGREEMENT (the “Agreement”) is made and entered into as of October 11, 2007 (the “Effective Date”), by and between Wireless Ronin Technologies, Inc., a Minnesota corporation (“WRT”), and NewSight Corporation, a Delaware corporation (“NewSight”).
RECITALS:
     A. WRT develops digital signage networks (each, a “Network”), consisting of (i) all of WRT’s programs, software, databases, media devices, user materials and all other intellectual property needed to make a Network fully operational, including, without limitation, WRT’s RoninCast® digital signage control software (collectively, the “WRT Technology”) and (ii) display monitors and related hardware and software purchased by WRT from third party manufacturers according to WRT’s specifications, and all other parts and supplies needed to make the Network fully operational (collectively, the “Equipment”), all as more fully described in Exhibit A hereto.
     B. The Networks will be installed at locations set forth on Exhibit A hereto (the “Installation Sites”).
     C. WRT and NewSight have executed a Statement of Work, dated October ___, 2007 (the “SOW”), describing the scope of the responsibilities of WRT and its activities in regard to installation of the Networks at the Installation Sites. The SOW is attached hereto as Exhibit B.
     D. NewSight desires to purchase (as used herein, “purchase” means to buy the Equipment and license use of the WRT Technology) Networks from WRT for use at the Installation Sites;
     E. WRT desires to develop and install the Networks for NewSight, all on the terms and conditions set forth in this Agreement.
     F. NewSight desires that WRT provide it with the Networks on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, for and in consideration of the Recitals set forth above, the mutual covenants, undertakings and agreements set forth below, the parties hereby agree as follows:
1.	PURCHASE AND SALE COMMITMENT.
     A. Purchase and Sale. Subject to the terms and conditions set forth below, WRT agrees to supply, and NewSight agrees to purchase, the Networks for the Installation Sites.
     B. Specifications. Each Network under this Agreement shall be developed according to the specifications currently defined in the attached Exhibit A and as set forth in the SOW (the “Network Specifications”). NewSight may change the Network Specifications at its sole discretion by providing written notice of such change(s) to WRT. Promptly after receipt of notice of amendment under this section, WRT will notify NewSight if in good faith WRT believes it will be unable to develop a Network to the amended specifications. Also promptly after receipt of notice of amendment under this section, WRT will notify NewSight if in good faith the modification requires a pricing change (increase or reduction) and any impact on delivery and installation schedules for the Network as a consequence of the proposed changes. Upon NewSight’s written approval of such changes to pricing or shipping schedules, if any,

WRT will adhere to the amended specifications and NewSight will adhere to the changes to pricing and the shipping schedule.
     C. License of WRT Technology. Subject to the provisions of this Agreement, WRT grants to NewSight and NewSight accepts, effective upon completion of the delivery and installation of each Network, a limited, personal, nonexclusive, nontransferable, nonassignable, irrevocable, non-royalty bearing Object Code license to use WRT Technology. “Object Code” shall mean the binary machine-readable version of WRT Technology. NewSight’s rights in the WRT Technology pursuant to such license are expressly limited to the use of the WRT Technology by NewSight at Installation Sites in connection with the Networks. NewSight shall not assign, transfer, or sublicense the WRT Technology without the prior written consent of WRT.
     D. No Licenses. Except as explicitly provided in Section 1.C of this Agreement, no license under any patents, copyrights, trademarks, trade secrets, or any other intellectual property rights, express or implied, are granted by WRT to NewSight under this Agreement.
2.	TERM AND TERMINATION.
     A. Term. The term of this Agreement (the “Term”) shall commence upon the full execution of this Agreement and shall continue for three (3) years unless earlier terminated as provided herein, with an automatic 3 year renewal unless written notice is provided by one party to the other no less that sixty (60) days prior to the end of the term, and thereafter shall continue unless terminated by either party by 90 days prior written notice to the other party; provided, however, that upon the occurrence of any material breach of this Agreement which remains uncured for a period of thirty (30) days following receipt of written notice, the injured party has the right to terminate this Agreement by providing additional written notice of such termination. The provisions of Sections 2, 5, 6, 7, 8, 10, and 11 shall survive any termination of this Agreement.
     B. Force Majeure. Neither party shall be deemed to have failed to perform under this Agreement if that party’s inability to perform was caused by an event or events beyond the reasonable control of that party (an event of “force majeure”), including, without limitation, acts of government, acts of God, acts of terrorism, embargoes, fire, flood, explosions, strikes, labor disputes, vandalism, civil riots, or war. If the performance of either party is affected by any event of force majeure, each party shall immediately notify in writing the other giving details of the event. The performance of the party affected by such event of force majeure shall be suspended only for as long as the event of force majeure and/or its effects on performance hereunder continue(s), but the parties hereto shall consult and will use their commercially reasonable efforts to find alternative means of accomplishing such performance which satisfies the requirements of this Agreement. Immediately upon cessation of the event and its effects on performance hereunder, the party affected by an event of force majeure shall notify the other party in writing and shall take steps to recommence or continue the performance that was suspended.
     C. Certain Rights on Termination. No termination of this Agreement shall release or relieve either party from the obligation to make payment of all amounts then due and payable. Additionally, for all Networks to be delivered after the effective date of termination of this Agreement, NewSight shall be responsible for the purchase price for any Equipment ordered by WRT with respect to such Networks, to be paid to WRT within 5 business days following termination. Within 10 days following any termination of this Agreement, NewSight shall be able to return any unused Equipment to WRT for a restocking charge as set forth in the SOW payable by NewSight together with any freight and labor charges incurred by WRT with respect to such Equipment.
3.	PRICING.
     A. Network Price and Installation Price. The purchase price for each Network (the “Network Price”) shall be as set forth on Exhibit A hereto The Network Price shall include the purchase price for the Equipment, the license fee for the WRT Technology, and all charges for packing, loading, transporting and unloading the Network at the Installation Site. In addition, NewSight shall pay WRT for installing and testing each Network at the Installation Site (the “Installation Price”). Estimated Installation Prices are set forth on Exhibit A hereto; provided, however that the Installation Prices payable by NewSight shall be determined by a final quote provided to NewSight by WRT upon completion of the installation plan by WRT for such Installation Site, subject to the mutual agreement of the parties hereto regarding the final quote to be negotiated in good faith. Neither the Network Price nor the Installation Price shall include the separate fee that NewSight agrees to pay WRT for operations and maintenance as set forth on Exhibit C hereto, nor the amounts that NewSight agrees to reimburse to WRT for payment of certain taxes pursuant to Section 3.D below.
     B. Additional Networks. The purchase price for any additional Networks shall be determined by reference to the then-prevailing market prices for the bill of material goods set forth in the SOW, or equivalent substitutes, subject to the mutual agreement of the parties hereto.
     C. Operations and Maintenance. NewSight shall compensate WRT for operating and maintenance expenses for the services and at the rates set forth on the attached Exhibit C.
     D. Taxes. The prices set forth in this Section 3 above are exclusive of any federal, state, provincial or local sales, use or excise taxes levied on or measured by the sale, sales price, or use of the Networks or the operating and maintenance expenses, but excluding any taxes on income, property or operations (collectively, “Taxes”). NewSight shall provide WRT with evidence of any exemption of NewSight from such Taxes. If NewSight is unable to produce such evidence, the prices set forth in Section 3.A above shall be increased by the amount of the Taxes, if any, to which WRT is subject.
     E. Equipment Warranties. All warranties that are applicable to the Equipment and software delivered hereunder and given by manufacturers and software suppliers other than WRT shall be for the benefit of NewSight. WRT shall provide copies of all such warranties to NewSight. WRT shall diligently and in good faith pursue to resolution all reasonable claims against such warranties on behalf of and for the benefit of NewSight as part of the operating and maintenance expenses described on Exhibit C hereto.

     F. Payment Terms. NewSight shall pay the balance of the combined Network Price, Installation Price and applicable taxes within 30 days following receipt of an invoice from WRT for delivery and installation specified pursuant to this Agreement in accordance with the SOW. In the event that NewSight disputes an invoice amount, NewSight shall pay that undisputed portion of an invoice by the date due and shall notify WRT within ten days of receiving an invoice of any disputed amount. If not disputed within the ten day period, such invoice amount will be deemed undisputed and due 30 days following invoice receipt. Any amount remaining unpaid and undisputed after 30 days will become additional principal under the Secured Note dated October ______ in favor of WRT by NewSight.
     G. Loss or Damage. WRT shall assume and bear the risk of loss, theft, or damage to each Network from any and every cause whatsoever, whether or not covered by insurance, that occurs prior to the time at which WRT duly tenders the Equipment to NewSight at the loading dock of WRT. WRT shall not assume or bear any of the risk of loss, theft, or damage to any Network that occurs after the Network has been so tendered (shipped), whether or not such shipment of Equipment has been received or accepted by NewSight.
     H. Title. Title to the Equipment underlying each Network furnished to NewSight in accordance with this Agreement, other than software licensed from a third party, shall pass to NewSight on the date the Equipment is duly tendered to NewSight at the unloading dock of WRT. Title to WRT Software shall not pass to NewSight at any time. Upon passage of title, NewSight assumes all risk of loss or damage to any goods and shall be responsible for all costs of storage, insurance and other costs necessary to maintain such goods prior to installation.
     I. Change Orders/Site Survey. WRT agrees to submit to NewSight results of site survey within 5 days of the completed survey including both a map of all BOM component locations (screen locations, rack location and dish placement) as well as a written document explaining the placements and any specific site requirements or anomolies that will impact installation If site surveys indicate that WRT will need to change the previously estimated cost of installation at any Installation Site or if NewSight requests a change at any Installation Site that varies from the previous specified Network Specifications, WRT will provide to NewSight a written estimate of the cost to complete any change or changes to the Network Specifications related to the site survey and any change(s) to delivery schedules. NewSight will, within 10 business days, accept or reject the estimated cost and delivery schedule change, and, if accepted, NewSight will authorize WRT to complete the change or changes and NewSight will be responsible for the cost of such change or changes. If NewSight rejects such changes, WRT will have no further responsibility with respect to such changes and WRT shall not be responsible for making any such changes; provided, however, if in WRT’s judgment it cannot successfully complete the installation at the Installation Site without the changes, WRT shall not be under any obligation to complete the installation.
Newsight must gain acceptance of any proposed changes and provide final approval to WRT prior to installation.

4.	SITE PREPARATION; INSTALLATION; ENVIRONMENTAL; TESTING.
     A. Site Preparation. NewSight shall be responsible for obtaining all necessary approvals, consents and agreements for the installation of the Networks at the applicable Installation Site.
     B. Installation. Subject to Section 3.I. above, WRT shall provide complete installation of each Network at its proper Installation Site in accordance with the SOW.
     C. Environmental Hazards.
     (1) In the event that WRT encounters material at an Installation Site reasonably believed to be asbestos, polychlorinated biphenyl (PCB) or other hazardous material which has not been rendered harmless, WRT shall immediately stop work in the area affected and report the condition to NewSight in writing. The work in the affected area shall not thereafter be resumed except by written agreement of NewSight and WRT if in fact the material is asbestos, polychlorinated biphenyl (PCB) or other hazardous material and has not been rendered harmless. The work in the affected area shall be resumed in the absence or asbestos, polychlorinated biphenyl (PCB) or other hazardous material, or when it has been rendered harmless, by written agreement of NewSight and WRT.
     (2) To the fullest extent permitted by law, NewSight shall indemnify and hold harmless WRT, its consultants, agents and employees and any of them, from and against claims, damages, losses and expenses, including but not limited to, reasonable attorneys’ fees, arising out of or resulting from performance under this Agreement in an affected Installation Site if in fact the material is asbestos, polychlorinated biphenyl (PCB) or other hazardous material and has not been rendered harmless, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property including loss of use resulting therefrom, but only to the extent caused in whole or in part by negligent acts or omissions of an owner of an Installation Site, NewSight, anyone directly or indirectly employed by NewSight or anyone for whose acts NewSight may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described under this paragraph (2).
     D. Testing of Network. Following installation of each store location, WRT shall test the Network to assure that it is fully operational. The test results shall be provided to NewSight or its representative. If the test reveals problems with the Network that can be remedied on site, WRT shall fix problems and make the Network fully operational. Once WRT has tested an installed Network and concluded that it is fully operational, WRT shall certify in writing to NewSight that it is ready for use. Newsight shall, within 10 business days of receipt of the written Network Certification statement and supporting documents, provide final acceptance the that store location.

5.	PROPRIETARY PROTECTION OF WRT TECHNOLOGY.
     A. Reservation of Title. All right, title and interest in and to WRT Technology, including all modifications, enhancements and derivatives thereof, and all deliverables and know-how and proprietary rights, including patents, patent applications and copyrights and trade secrets relating to WRT Technology will remain with WRT or its suppliers, as applicable. It is intended that NewSight have no ownership rights in any WRT Technology other than ownership of tangible media in which WRT Technology is expressed, in connection with the operation of the Networks at the Installation Sites. This Agreement does not effect any transfer of title in the WRT Technology, or any materials furnished or produced in connection therewith, including drawings, diagrams, specifications, input formats, source code, and user manuals. NewSight acknowledges that the WRT Technology (and all materials furnished or produced in connection with the WRT Technology), including, without limitation, the design, programming techniques, flow charts, source code, and input data formats, contain trade secrets of WRT, entrusted by WRT to NewSight under this Agreement for use only in the manner expressly permitted hereby. NewSight further acknowledges that WRT claims and reserves all rights and benefits afforded under federal law in the WRT Technology as copyrighted works.
     B. Restrictions on Use of WRT Technology. Neither the WRT Technology nor any materials provided to NewSight in connection with the WRT Technology may be copied, reprinted, transcribed, or reproduced, in whole or in part, without the prior written consent of WRT. NewSight shall not in any way modify or enhance the WRT Technology, or any materials furnished or produced in connection therewith, without the prior written consent of WRT. NewSight shall not translate, reverse engineer, decompile, recompile, update, or modify all or any part of the WRT Technology or merge the WRT Technology into any other software.
     C. Duration of Duties and Return of WRT Technology. The duties and obligations of NewSight hereunder shall remain in full force and effect for so long as NewSight continues to control, possess, or use any Network utilizing WRT Technology. NewSight shall promptly return to WRT all tangible WRT Technology, together with all materials furnished or produced in connection therewith by WRT, upon (1) termination of NewSight’s license to use the WRT Technology or (2) abandonment or sale by NewSight of any Network or Equipment used in any Network.
6.	PROTECTION OF NEWSIGHT INFORMATION.
     A. Intellectual Property. NewSight has an interest in certain intellectual property, including, but not limited to, inventions, patents, copyrights, trademarks, service marks, trade dress, logos, trade names, and know-how (the “NewSight IP”). WRT acknowledges that the NewSight IP is the property of NewSight and that WRT is not being granted any rights to the NewSight IP under this Agreement. Any sale, lease, license, or other distribution by WRT of any NewSight IP is hereby prohibited and, in addition to other remedies, shall give rise to an immediate right of termination of this Agreement by NewSight.
     B. Confidential Information. WRT acknowledges and agrees that the NewSight IP and all trade secrets and confidential business information (including ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, advertiser and vendor lists and information, advertising and other content, pricing and cost information, and business and marketing plans and proposals) owned by NewSight or its affiliates, or in which NewSight or its affiliates has an interest, constitute confidential and proprietary information of NewSight (the “Confidential Information”). WRT shall keep the Confidential Information strictly confidential. WRT shall not disclose the Confidential Information to any of its employees, agents, affiliates, subsidiaries and subcontractors and others working for it, or any third party, except on a need-to-know basis and shall cause and be responsible for each such person or entity to comply with the provisions hereof. The term “Confidential Information” is not meant to include any information which is in the public domain through no fault imputable to WRT or its employees, subcontractors or others working for it. WRT agrees that a remedy at law for any breach of this paragraph shall be inadequate and that NewSight shall be entitled to injunctive relief, in addition to any other remedy it might have, without the need to post a bond. The obligations of this Section 6 shall be in addition to any obligations placed upon WRT under the NDA (hereinafter defined).
7.	REPRESENTATIONS, WARRANTIES AND LIMITATIONS.
     A. WRT Technology. WRT represents and warrants that it has the lawful right to grant the license to NewSight of the WRT Technology as provided herein. WRT represents and warrants that the WRT Technology will perform its intended functions as part of the Networks in accordance with the relevant Network Specifications.
     B. Equipment. WRT represents and warrants that the Equipment will be integrated with the Networks delivered and installed hereunder in accordance with the relevant Network Specifications. WRT makes no representations, and specifically disclaims any warranties, with respect to the Equipment.
     C. Non-Infringement. WRT represents and warrants that, to the best of its knowledge, the WRT Technology and any other intellectual property utilized by WRT in connection with this Agreement does not infringe upon the intellectual property or proprietary rights of any third party.
     D. Networks. WRT represents and warrants that the Networks conform to the relevant Network Specifications. WRT does not represent or warrant that the Networks installed at the Installation Sites will operate uninterrupted or error free. Minimum Service requirements are defined in the WRT Service Level Agreement included in the the Statement of Work (exhibit B).
     E. Services. WRT represents and warrants that (a) the installation, maintenance, and other services (the “Services”) provided to NewSight under this Agreement shall be performed in a competent, professional, workmanlike manner in accordance with current industry standards, (b) WRT’s personnel performing the Services shall be qualified to perform the tasks and functions which they are assigned, and (c) WRT shall maintain, or cause to be maintained, the equipment necessary to provide the Services at a level of performance as set forth in the SOW.
     F. Remedy for WRT Technology Defect or Non-Conformity. WRT’s sole and exclusive responsibility, and NewSight’s sole and exclusive remedy, for any defect or non-

conformity in the WRT Technology incorporated into a Network shall be for WRT to promptly correct or replace, at no additional charge to NewSight, the defective or non-conforming WRT Technology so that the Network functions in accordance with the Network Specifications.
     G. Warranty Disclaimer. EXCEPT AS SET FORTH IN THIS SECTION 7, WRT MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE NETWORKS, THE WRT TECHNOLOGY, AND THE EQUIPMENT OR THEIR CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE BY NEWSIGHT. WRT FURNISHES THE ABOVE WARRANTIES IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
     H. Voiding of Representations and Warranties. Any and all representations and warranties by WRT with respect to the WRT Technology, the Equipment and Networks shall be void as to a claimed defect or non-conformity caused by or related to any of the following actions taken without WRT’s prior consent or approval: (1) any alterations or modifications made to any WRT Technology, the Equipment or Networks by NewSight or any of its employees, representatives or agents; (2) any use of the WRT Technology, Equipment, or Networks other than in the operating environment specified in the technical specifications provided to NewSight by WRT; or (3) the negligence or willful misconduct of NewSight or any of its employees, representatives or agents.
     I. Disclaimer of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY (A) SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, ARISING FROM OR RELATED TO A BREACH OF THIS AGREEMENT OR THE OPERATION OR USE OF NETWORKS, THE EQUIPMENT OR WRT TECHNOLOGY INCLUDING SUCH DAMAGES, WITHOUT LIMITATION, ARISING FROM LOSS OF DATA OR PROGRAMMING, LOSS OF REVENUE OR PROFITS, FAILURE TO REALIZE SAVINGS OR OTHER BENEFITS, DAMAGE TO EQUIPMENT, AND THIRD PARTY CLAIMS AGAINST ONE PARTY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; OR (B) DAMAGES (REGARDLESS OF THEIR NATURE) FOR ANY DELAY OR FAILURE BY WRT TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT DUE TO ANY CAUSE BEYOND WRT’S REASONABLE CONTROL
     J. Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE DAMAGES THAT EITHER PARTY MAY RECOVER FROM THE OTHER FOR BREACH OF THIS AGREEMENT WITH RESPECT TO A SPECIFIC INSTALLATION SITE OR NETWORK, WHETHER UNDER CONTRACT LAW, TORT LAW, WARRANTY OR OTHERWISE, SHALL BE LIMITED TO DIRECT DAMAGES BUT SHALL NOT EXCEED THE SUM OF AMOUNTS ACTUALLY PAID BY NEWSIGHT WITH RESPECT TO SUCH INSTALLATION SITE OR NETWORK.
     K. Compliance with Laws. To the best of its knowledge, WRT is in compliance with all applicable governmental laws, rules, regulations, ordinances, orders, treaties,

international agreements and administrative requirements applicable to the conduct of its employees, health and safety matters, labor matters or otherwise required for the operation of the Networks or WRT’s performance of the Services under this Agreement, and after the date hereof will use reasonable commercial efforts to remain in compliance with all such laws, rules, regulations, ordinances, orders, treaties, international agreements and administrative requirements.
8.	INDEMNIFICATION.
     A. Indemnification by NewSight. NewSight shall indemnify, defend and hold harmless WRT, and each of WRT’s officers, employees, directors, successors, agents, licensees, sponsors and assigns, from any and all suits, costs, claims, actions, damages, obligations, liabilities and liens, including reasonable attorneys’ fees (collectively, “Claims”), arising, directly or indirectly, out of NewSight’s breach of this Agreement.
     B. Indemnification by WRT. WRT shall indemnify and shall hold harmless NewSight, and any officer, employee, director, successor, agent, licensees, sponsor and assign of NewSight from and against all Claims arising, directly or indirectly, from (i) WRT’s breach of this Agreement, (ii) WRT’s gross negligence in connection with its obligations under this Agreement or (iii) the infringement by WRT or the WRT Technology upon the intellectual property or proprietary rights of any third party.
9.	INTERRUPTIONS AND REFUNDS.
     A. Service Interruptions. A “Service Interruption” occurs when (i) one or more of the “channels” within any of the Installation Sites is not transmitting content with the effect that all of the screens for that channel are “black,” or (ii) one or more of the channels is unable to transmit content updates with the effect that new content is unable to be transmitted to the screens within that channel. A Service Interruption shall be deemed to have occurred upon the earlier of the time when: (a) WRT discovers the Service Interruption, or (b) NewSight notifies WRT of the Service Interruption. Any interruption of a period of sixty (60) seconds or more, or multiple interruptions of any duration, within a period of five (5) consecutive minutes, shall be treated as one Service Interruption of five (5) minutes. A Service Interruption shall be deemed to have ended as soon as the affected portion of the Services is restored.
     B. Credit Allowances. A credit allowance shall be calculated on the basis of the monthly service fees charged by WRT to NewSight for operating the Network. The amount of the allowance is proportionate to the total number of minutes in the Service periods (including the portion of the Services that was interrupted). No more than one (1) full day’s credit will be allowed for any period of twenty-four (24) consecutive hours. Any credit amount due NewSight shall be issued for the Service Interruption and will be credited on the next applicable monthly fee invoice.
     C. Exceptions. The credits identified above shall not apply in the event that a Service Interruption exists due to any of the following: (a) the negligence, error, or omission of NewSight or NewSight’s officers, directors, employees, or agents; (b) atmospheric conditions or failure of the electrical power source at any of the Installation Sites; or (c) a pre-scheduled maintenance or installation period.
10.	INSURANCE.
     A. WRT’s Insurance Obligations. WRT shall, at its sole expense, keep the following insurance coverage in full force during the Term of this Agreement:
     (1) Workers’ Compensation coverage for its employees providing statutory benefits as required by the appropriate state law;
     (2) Employers’ Liability coverage with limits of Five Hundred Thousand Dollars ($500,000); and
     (3) Commercial General Liability, including premises/operations, independent contractors, broad-form property damage, personal/advertising injury, blanket contractual liability, explosion/collapse/underground hazard coverage and products/completed operations coverage in an amount not less than One Million Dollars ($1,000,000) per occurrence; such policy shall be an occurrence policy and not a claims-made policy.
     B. Additional Insureds. NewSight shall be covered as an additional insured under WRT’s blanket additional insured coverage. The additional insured endorsement shall extend coverage to the contractual liability and completed operations coverage.
     C. Evidence of Insurance. Evidence of all insurance required shall be promptly sent to NewSight. Insurance policies shall afford primary coverage and coverages afforded shall not be modified or canceled until at least thirty (30) days’ prior written notice has been given to NewSight. All required insurance policies shall be underwritten by an insurance carrier with an A.M. Best rating of “A-” or better.
     D. No Effect on Indemnification. WRT’s indemnity obligation specified in Section 8 herein shall not be negated or reduced by virtue of WRT’s insurance carrier’s denial of insurance coverage for the occurrence or event which is the subject matter of the claim or refusal to defend NewSight. WRT’s compliance with the requirements in this Section as to carrying insurance and furnishing proof thereof to NewSight shall not relieve WRT of its indemnity liability under Section 8 herein or its liability to NewSight specified in any other provision of this Agreement.
     E. Losses by WRT. NewSight shall not be liable, and shall provide no insurance, for any loss or damage incurred by WRT, its employees, agents, or subcontractors to tools and other property owned by them which they may bring to or use at an Installation Site in the course of the performance of the Services, regardless of whether such losses are insured by them. Notwithstanding any other provision of this Agreement, WRT hereby releases and discharges NewSight from all liability to WRT and anyone claiming by, through or under WRT by subrogation or otherwise on account of any loss or damage to such tools or other property. The foregoing liability disclaimer and release will not apply to tools or other property loss caused by the sole negligent act of NewSight.
11.	MISCELLANEOUS
     A. Confidentiality. All information exchanged and other communications between the parties under or pursuant to this Agreement shall be subject to and governed by the provisions of the Mutual Nondisclosure Agreement between the parties dated as of November 30, 2006 (the “NDA”), attached as Exhibit D and by this reference, incorporated into this Agreement and by Section 6.B herein. Notwithstanding any other provision of this Agreement, WRT shall have the right to disclose this Agreement and its terms to its investors and in connection with any filings and disclosures required to be made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, and any related state securities filings.
     B. Right to Work for Other Customers. NewSight acknowledges that nothing in this Agreement, or in any other agreement between NewSight and WRT (or any other agreement to which they are party) precludes or restricts WRT from working with other customers; provided, however, that WRT shall not have the right to use any intellectual property owned by NewSight without express written authorization or license from NewSight.
     C. Relationship of Parties. WRT and NewSight are independent contractors and no relationship of joint venturer, franchisee/franchisor, or partner is created by this Agreement.
     D. Governing Law; Arbitration. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without reference to its conflicts of laws provisions. Any controversy or claim arising out of or relating to this Agreement or any related agreement shall be settled by arbitration in accordance with the following provisions:
     (1) Disputes Covered. The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement or any related agreement. Disputes include actions for breach of contract with respect to this Agreement or any related agreement, as well as any claim based upon tort or any other causes of action relating to Agreement or any related agreement, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties.
     (2) Forum. The forum for the arbitration shall be New York, New York.
     (3) Law. The governing law for the arbitration shall be the law of the State of New York, without reference to its conflicts of laws provisions.
     (4) Selection. There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, WRT shall select one arbitrator and NewSight shall select one arbitrator, and those two arbitrators shall then select, within ten (10) days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten (10)-day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.
     (5) Administration. The arbitration shall be administered by the American Arbitration Association.
     (6) Rules. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. If there is any conflict between those Rules and the provisions of this section, the provisions of this section shall prevail.
     (7) Substantive Law. The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.
     (8) Decision. The arbitrators’ decision shall provide a reasoned basis for the resolution of each dispute and for any award. The arbitrators shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages or award any other damages that are excluded under the provisions of this Agreement.
     (9) Expenses. Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.
     (10) Remedies; Award. Subject to Sections 7.I., 7.J. and 11.D.(8) above, the arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in New York, New York. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.
     E. Entire Agreement; Amendments. This Agreement, together with any and all exhibits, schedules and appendices attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous representations, proposals, agreements, negotiations, advertisements, statements, or understandings, whether oral or written. No amendment to this Agreement shall be binding on either party unless such amendment is in writing and executed by authorized representatives of both parties to this Agreement. No provision of this Agreement shall be deemed waived, amended, discharged or modified orally or by custom, usage or course of conduct unless such waiver, amendment or modification is in writing and signed by an officer of each party hereto.
     F. Assignment. NewSight may not assign or transfer its interests, rights or obligations under this Agreement by written agreement, merger, consolidation, operation of law, or otherwise, without the prior written consent of WRT, and any attempt by NewSight to assign this Agreement without WRT’s prior written consent shall be null and void; provided, however, that NewSight shall have the right to assign this Agreement to a successor by merger or a purchaser of all or substantially all of its assets, if said successor or purchaser, as the case may be, agrees in writing at or before said merger or sale to be bound by this Agreement. WRT may not assign or transfer its interests, rights or obligations under this Agreement by written agreement, merger, consolidation, operation of law, or otherwise, without the prior written consent of NewSight, and any attempt by WRT to assign this Agreement without NewSight’s prior written consent shall be null and void; provided, however, that WRT shall have the right to assign this Agreement to a successor by merger or a purchaser of all or substantially all of its assets, if said successor or purchaser, as the case may be, agrees in writing at or before said merger or sale to be bound by this Agreement. Nothing in this Agreement shall prohibit WRT from using partners, subcontractors or other third parties to enable WRT to fulfill its obligations under this Agreement.
     G. Notice. Every notice and other communication by a party that is required or permitted under this Agreement shall be in writing and shall be effective when and only when it has been (a) transmitted by facsimile to the other party at the facsimile number below and also (b) delivered in person, mailed by registered or certified mail, return receipt requested, with proper postage affixed, or delivered by Federal Express or other commercial overnight courier to the other party at the address set forth below:
To NewSight:
Newsight Corporation
Attn: Linda Rosen
2 Park Avenue, 18th Floor
New York, NY 10016
Facsimile: 212-227-8887
Attn Bob Stewart
2 Park Avenue, 18th Floor
New York, NY 10016
Facsimile: 212-227-8887
To WRT:
Wireless Ronin Technologies, Inc.
Attn: General Counsel
5929 Baker Road, Suite 475

Baker Technology Plaza
Minnetonka, MN 55345
Facsimile: 952-974-7887
     H. Corporate Authority. The parties hereto represent and warrant that the persons signing this Agreement on their behalf have been or will be duly authorized to do so prior to execution and that this Agreement constitutes a valid and binding obligation of the parties hereto.
     I. Construction of Agreement. The parties hereto acknowledge and agree that this Agreement in its final, executed form is the result of substantial negotiation and drafting by both parties and that neither party should be favored in the construction, interpretation or application of any provision or ambiguity of this Agreement.
     J. Severability. If any one or more of the provisions of this Agreement is for any reason held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired.
     K. Counterpart Originals. This Agreement may have two or more counterpart originals which, taken together, shall be considered one and the same document.
[Remainder of page intentionally left blank; signature page follows on next page.]

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Digital Signage Agreement as of the date first set forth above.

WIRELESS RONIN TECHNOLOGIES, INC.
By:	/s/ Jeffrey C. Mack
	Name:	Jeffrey C. Mack
	Title:	Chief Executive Officer and President

NEWSIGHT CORPORATION
By:	/s/ Robert K. Stewart
	Name:	Robert K. Stewart
	Title:	Chief Financial Officer

EXHIBIT 10.2
SECURITY AGREEMENT

Debtor:	NewSight Corporation
Address:	2 Park Avenue, Suite 1800A
New York, New York 10016
Organization I.D. No. 326834
     NewSight Corporation, a corporation organized under the laws of Delaware, hereinafter called “Debtor,” for valuable consideration, receipt whereof is hereby acknowledged, hereby grants to Wireless Ronin Technologies, Inc., a Minnesota corporation, having its principal place of business at Baker Technology Plaza, 5929 Baker Road, suite 475, Minnetonka, Minnesota 55345, hereinafter called “Secured Party,” a security interest in the Collateral (as hereinafter defined) to secure Debtor’s Obligations (as hereinafter defined) to Secured Party, whether existing on the date hereof, created contemporaneously with the granting of this security interest, or created in the future.
1.	Collateral. The security interest is granted in the following (collectively, the “Collateral”):

(a)	All now existing or hereafter acquired video screens, display monitors and media players and all other equipment suitable for digital signage displays, in each case, previously or hereafter sold, leased or provided to Debtor by Secured Party, including, without limitation, all such equipment now or hereafter located in the Fashion Square Mall and Asheville Mall or any premises owned or leased by Meijer, Inc. (together with any affiliate or subsidiary entity, “Meijer”), and all related hardware and all software and parts used in connection with the operation of any such video screen display monitors and other related equipment, together with all replacements thereto, except to the extent consisting of Debtor IP, as such term is defined below (collectively, the “Equipment”); and

(b)	To the extent not otherwise described in subparagraph (a) above, all hardware and software used or provided in connection with the digital signage network maintained by Debtor and operated on premises owned, leased or operated to Meijer, except to the extent consisting of Debtor IP (the “Other Equipment”); and

(c)	All cash or non-cash proceeds of the sale or other disposition of any of the foregoing, including without limitation insurance proceeds (collectively “Proceeds”).

(d)	Secured Party hereby acknowledges and agrees that it does not have any right, title or interest in or to the Excluded Collateral. The term “Excluded Collateral” means (i) any of the Debtor’s or any of its subsidiaries’ intellectual property, including but not limited to, inventions, patents, patent applications, copyrights, technology (including its autostereoscopic 3D technology), trademarks, service marks, trade dress and know-how (collectively, “Debtor IP”), (ii) any assets of the Company not constituting Collateral and (iii) any proceeds arising from (i) or (ii) of this paragraph (d).

2.	Obligations Secured. The following obligations (collectively, the “Obligations”) are secured by this Agreement:

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(a)	Debtor’s duties and obligations as set forth in this Security Agreement;

(b)	All obligations of Debtor under that certain Digital Signage Agreement (the “Digital Signage Agreement”) executed between Debtor and Secured Party on or about October 11, 2007 and that related promissory note (the “Note”) in the maximum principal amount of $2,500,000 executed by Debtor in favor of Secured Party on or about October 8, 2007 (with the Digital Signage Agreement, collectively, the “Definitive Agreements”);

(c)	All of Debtor’s past, present and future debts to Secured Party of whatsoever nature which the Debtor may now or at any time owe to the Secured Party, including but not limited to all principal, interest, and other charges, fees, expenses and amounts, and all notes, guaranties, agreements, and other writings in favor of the Secured Party, whether now existing or hereafter arising, direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, independent, joint, several, or joint and several; and

(d)	All costs incurred by Secured Party to obtain, preserve, and enforce this security interest, collect any or all of Debtor’s obligations and liabilities to Secured Party, and maintain and preserve the Collateral, including but not limited to, taxes, assessments, insurance premiums, repairs, storage costs, expenses of sale, and attorneys’ fees and legal costs, whether or not suit is brought, through trial and all stages of appeal, and in any bankruptcy, insolvency, or similar proceeding.
     Notwithstanding anything to the contrary contained herein, the maximum amount secured by this Security Agreement shall not exceed the sum of $2,500,000.
3.	Debtor’s Representations. Debtor represents, warrants and covenants as follows:

(a)	Debtor is a corporation, duly organized and existing under the laws of Delaware having its principal place of business in Delaware and that it is duly licensed to do business in such state in which it is operating. Debtor’s organization and federal tax identification numbers are set forth in the preamble to this Agreement. Debtor shall not change its state of organization without the Secured Party’s prior written consent.

(b)	The Definitive Agreements, including the Note, have been duly authorized and executed by Debtor and constitute Debtor’s valid, binding and fully enforceable obligation (subject only to bankruptcy, insolvency and other matters affecting the rights of creditors generally).

(c)	The execution, delivery and performance of the terms of this Security Agreement are within its corporate powers, have been duly authorized, and are not in contravention of the law or its charter, bylaws or other corporate papers, or of any indenture agreement or undertaking to which it is a party or by which it is bound.

(d)	Debtor’s place of business is located at the address shown at the beginning of this Security Agreement; that Debtor has no other place of business except as shown on Attachment A hereto, incorporated herein by reference;

(e)	Debtor shall notify Secured Party in writing of the opening or closing of any place of business prior to such opening or closing.

(f)	Subject to any limitation stated therein or in connection therewith, all information furnished to Secured Party concerning the Collateral, or otherwise, for the purpose of obtaining credit or

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an extension of credit is or will be at the time the same is furnished, accurate, correct and complete in all material respects.
(g)	Except as otherwise provided on Attachment A hereto, no financing statement, warehouse receipt or certificate of title reflecting a security interest or other interest in favor of a party other than Secured Party covering all or part of the Collateral, is in existence or on file in any public office as of the date of this Agreement and, except as expressly provided on Attachment A hereto, Debtor is and shall remain the owner of the Collateral free and clear of all liens and adverse interests.

(h)	Within thirty (30) days from the date hereof, Debtor will provide Secured Party with evidence of the termination or release of the financing statement presently of record against Debtor in favor of Absolute 3D Holdings Ltd.

4.	Insurance. Within five (5) days from the date of this Agreement, Debtor shall obtain, and shall thereafter at all times maintain, insurance with respect to all Collateral against risks of fire (including extended coverage), theft, sprinkler leakage and other risks as Secured Party may require, containing such terms, in such form, amounts, for such periods and written by such companies as may be satisfactory to Secured Party in Secured Party’s discretion, such insurance to be payable to Secured Party and Debtor as their interests may appear. All policies of insurance shall provide for ten (10) days’ written minimum cancellation notice to Secured Party and at the request of Secured Party shall be delivered to and held by it. Secured Party may act as attorney for Debtor in obtaining, adjusting, settling, and canceling such insurance and endorsing any drafts. In the event of failure to provide insurance as herein provided, Secured Party shall have the right (but not the obligation) to provide such insurance and Debtor shall promptly reimburse Secured Party for any related costs or expenses incurred by Secured Party.

5.	Inspection. Debtor shall at all reasonable times and from time to time upon reasonable notice allow Secured Party, by or through any of its officers, agents, attorneys or accountants, to examine or inspect the Collateral wherever located and to examine, inspect and make extracts from Debtor’s books and records. Debtor shall do, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments as Secured Party may require to more completely vest in and assure to Secured Party its rights hereunder and in or to the Collateral.

6.	Preservation and Disposition of Collateral.

(a)	Debtor shall not move, sell, transfer, process, utilize for work-in process, or otherwise dispose of the Collateral or any interest therein except as authorized by this Security Agreement or other written document executed by Secured Party and Debtor.

(b)	Except as otherwise provided in Section 3 above, Debtor shall keep the Collateral free from any adverse lien, security interest or encumbrance, and in good condition and shall not waste or destroy any of the same. Debtor shall not use the Collateral in violation of any federal, state or local law, statute or ordinance.

(c)	Debtor shall pay promptly when due all taxes and assessments upon the Collateral.

(d)	At its option, Secured Party may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance and preservation of the Collateral. Debtor agrees to reimburse Secured Party on demand, for any payment made, or any expense incurred by Secured Party pursuant to the foregoing authorization.

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(e)	A carbon, photographic or other reproduction of this Security Agreement is sufficient as, and may be filed as, a financing statement. Nothing contained in the immediately preceding sentence shall relieve or be deemed to relieve Debtor of its obligations as set forth in Section 7 below.

(f)	Debtor shall pay immediately, if Secured Party so elects, all unpaid Obligations to Secured Party upon any Event of Default.

(g)	If any Collateral is or will become a fixture, the Debtor, at the request of the Secured Party, shall furnish the Secured Party with a statement or statements executed by all persons and entities who have or claim an interest in the real estate, in form acceptable to the Secured Party, which statement or statements shall provide that such persons and entities consent to the Security Interest.
     To evidence Secured Party’s rights hereunder, Debtor shall assign or endorse Proceeds to Secured Party as Secured Party may request and Secured Party shall have full power to collect, compromise, endorse, sell or otherwise deal with Proceeds in its own name or that of Debtor. Secured Party in its discretion may apply cash Proceeds to the payment of any Obligations secured hereby or may release such cash Proceeds to Debtor for use in the operation of Debtor’s business.
7.	Financing Statements. Debtor authorizes secured party, at Debtor’s expense, to file all of Secured Party’s financing statements and amendments to financing statements with respect to the Collateral, in such form and substance as the Secured Party, in its sole discretion, may determine.

8.	Limited Power of Attorney. Debtor irrevocably authorizes Secured Party and grants the Secured Party a limited power of attorney in the name and on behalf of the Debtor or, at its option, in its own name, to take any other action deemed by the Secured Party to be necessary or desirable to establish, perfect, protect or enforce the security interest granted herein. All of the Secured Party’s advances, fees, charges, costs and expenses, including but not limited to audit fees and expenses and reasonable attorneys’ fees and legal expenses, in connection with the Obligations and in the protection and exercise of any rights or remedies hereunder, together with interest thereon at the highest rate then applicable to any of the Obligations, shall be secured hereunder and shall be paid by the Debtor to the Secured Party on demand.

9.	Default. In the event of any of any of the following:

(a)	If Debtor shall default in the payment, when due and payable, of any of the Obligations payable by Debtor and such default shall continue for a period of five (5) days following written notice; or

(b)	If Debtor shall default in the performance of any other covenant contained herein or in any of the Definitive Agreements and such default shall continue for a period of thirty (30) days following written notice; or

(c)	If any warranty, representation, or statement made or furnished to Secured Party by Debtor herein or in any Digital Signage Agreement proves to have been false in any material respect when made or furnished; or

(d)	If Debtor shall obtain new or additional financing (the “New Financing”), whether in the form of equity or debt, from any third party other than affiliated funds of Prentice Capital Management,

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LP in an amount in excess of $1,000,000 and shall have failed to apply the net proceeds of such New Financing (net of broker, underwriter accountant, attorney and other professional fees and expenses and other reasonable and customary costs and expenses incurred in connection with such New Financing) in full or partial satisfaction of the Obligations; or
(e)	If bankruptcy, insolvency or similar proceedings are instituted against or by Debtor or if Debtor makes and assignment for the benefit of creditors,
(such events in (a) through (e) above being individually and collectively an “Event of Default”), then Secured Party may at its option and without notice declare this Security Agreement in default and the unpaid balance of any note or notes constituting an Obligation of Debtor to Secured Party, and the balance of any account owed by Debtor to Secured Party, immediately due and payable. Secured Party shall thereupon have the remedies of a secured party (in addition to and in conjunction with all other rights and remedies, and not as an election of remedies) including, without limitation, the right to take possession of the Collateral and for that purpose Secured Party may enter upon any premises on which the Collateral or any part thereof may be situated and remove the same therefrom. Debtor agrees upon request of Secured Party to promptly assemble the Collateral and make it available to Secured Party at a place designated by Secured Party. Notice of the time and place of any public sale or of the time after which any private sale is to be made, when required by law, shall be deemed reasonable if given at least ten (10) days before such sale to the address set forth in the introduction to this Agreement. Such notification may be established by affidavit of a representative of Secured Party, receipts, or other reasonable method.
     Secured Party may apply the proceeds obtained upon disposition of the Collateral in accordance with the provisions set forth in Section 9-615 of the UCC. By this provision, Debtor specifically grants to the Secured Party the right to apply such proceeds to reasonable attorney’s fees and expenses of all types incurred by the Secured Party in connection with its negotiations with the Debtor, representatives successors and assigns, the collection of the Obligations, the repossession and disposition of the Collateral or protection of the Secured Party’s position. All remaining proceeds may be applied by the Secured Party to payment of the Obligations in such order and proportion as the Secured Party may deem advisable in its discretion, subject, however, to the limitations set forth in paragraph 2 on the maximum amount secured by this Security Agreement.
10.	Limited Duty of Care. Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Secured Party hereunder, the Secured Party shall have no duty or liability to preserve rights pertaining thereto. Debtor shall be responsible for preservation of all rights in the Collateral, and the Secured Party shall be relieved of all responsibility for the Collateral upon surrendering it or tendering the surrender of it to the Debtor. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Secured Party shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral.

11.	Continuing Agreement.

(a)	This Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as any of the Obligations remain outstanding and thereafter until terminated by written notice delivered by Debtor to Secured Party. Upon such payment and termination, this

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Agreement shall be automatically terminated and the Secured Party shall, upon the request and at the expense of the Debtor, forthwith release all of its liens and security interests hereunder and shall execute and deliver all UCC termination statements and/or other documents reasonably requested by the Debtor evidencing such termination. Notwithstanding the foregoing, all releases and indemnities provided hereunder shall survive termination of this Agreement.
(b)	This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Obligations is rescinded or must otherwise be restored or returned by the Secured Party as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Secured Party in defending and enforcing such reinstatement shall be deemed to be included as a part of the Obligations, subject, however, to the limitations set forth in paragraph 2 on the maximum amount secured by this Security Agreement.

12.	General. Secured Party shall not be deemed to have waived any of its rights hereunder or under any other agreement, instrument or paper signed by Debtor unless such waiver be in writing and signed by Secured Party. No delay or omission on the part of Secured Party in exercising any right shall operate as a waiver of such right or any other right. Secured Party may remedy any Event of Default without waiving the default remedied or without waiving any other prior or subsequent default. All of Secured Party’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently. Any demand upon or notice to Debtor shall be effective when deposited in the U.S. mails addressed to Debtor at the address shown at the beginning of this Agreement. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the law of the State of Minnesota without regard to such State’s principles of conflict of laws.
     All terms in this Agreement that are defined in the Minnesota Uniform Commercial Code, as amended from time to time (the “UCC”) shall have the meanings set forth in the UCC, and such meanings shall automatically change at the time that any amendment to the UCC, which changes such meanings, shall become effective. No notice or other communication by the Debtor to the Secured Party, which relates to any of the Obligations, the security interest or the Collateral, shall be effective until it is received by the Secured Party at the Secured Party’s address stated above.
     This Security Agreement shall not be assignable by Debtor nor shall Debtor’s rights or duties hereunder be delegable without the prior written consent of Secured Party. Any attempt by Debtor to assign or otherwise transfer this Security Agreement or any rights or duties hereunder, including without limitation assignment or transfer by operation of law, in violation of the foregoing shall be void. Secured Party shall have the right to assign this Security Agreement, at any time from and after December 31, 2007, upon written notice to Debtor. Nothing contained in this Security Agreement is intended to confer upon any person, other than the parties hereto, their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Security Agreement. “Debtor” and “Secured Party” as used in this Security Agreement include the heirs, executors, administrators, successors and permitted assigns of those parties.
13.	Counterparts. This Agreement may be executed by facsimile or by electronic means and may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one agreement.

14.	Entire Agreement. This Security Agreement and the items incorporated herein contain all the agreements of the parties with respect to the matters contained herein. No prior agreement,

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representation, warranty or understanding, whether oral or written pertaining to any such matter shall be effective for any purpose.
     DEBTOR REPRESENTS AND WARRANTS TO THE SECURED PARTY AND AGREES THAT DEBTOR HAS READ ALL OF THIS AGREEMENT AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT.
     IN WITNESS WHEREOF, the Debtor has signed this Agreement this 11th day of October, 2007.

NEWSIGHT CORPORATION
By:	/s/ Robert K. Stewart
Title: Chief Financial Officer
Printed Name: Robert K. Stewart Date: 10/12/2007

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Accepted:	WIRELESS RONIN TECHNOLOGIES, INC.
	By:	/s/ Jeffrey C. Mack
Title: Chief Executive Officer
Printed Name: Jeffrey C. Mack Date: [10/12/2007]

Signature page to Security Agreement
Dated October 11, 2007

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EXHIBIT 10.3
SUBORDINATION AGREEMENT
October 11, 2007
Wireless Ronin Technologies, Inc.
Baker Technology Plaza
5929 Baker Road, Suite 475
Minnetonka, MN 55345
     Subject: NewSight Corporation (“Borrower”)
1.	The undersigned, Prentice Capital Management, LP, acting on its behalf and as collateral agent for certain of its affiliated entities (“Creditor”), acknowledges and agrees that Wireless Ronin Technologies, Inc. (“Ronin”), has previously extended credit to the above borrower, or intends to extend credit to the borrower in the future on security of certain collateral described as follows:

(a)	All now existing or hereafter acquired video screens, display monitors, and media players and all other equipment suitable for digital signage displays, in each case, previously or hereafter sold, leased or provided to Debtor by Ronin, including, without limitation, all such equipment now or hereafter located in the Fashion Square Mall and Asheville Mall or any premises owned or leased by Meijer, Inc. (together with any affiliate or subsidiary entity, “Meijer”), and all related hardware and all software and parts used in connection with the operation of any such video screen display monitors and other related equipment, together with all replacements thereto (except to the extent consisting of Borrower IP, as defined below); and

(b)	To the extent not otherwise described in subparagraph (a) above, all hardware and software used or provided in connection with the digital signage network maintained by Debtor and operated on premises owned or leased or operated to Meijer (except to the extent consisting of Borrower IP); and

(c)	All cash or non cash proceeds of the sale or other disposition of any of the foregoing, including without limitation insurance proceeds
(herein collectively referred to as “Collateral”). The undersigned further acknowledges and agrees that Ronin is unwilling to maintain any credit previously extended to the Borrower, or to extend additional credit to the Borrower, unless Ronin’s security interest in the Collateral will have priority over and be senior to any security interest asserted by Creditor with respect to the Collateral, and unless the undersigned agrees to further subordinate its claims solely with respect to proceeds of the Collateral (but not the Excluded Collateral) against the Borrower to the claims payable by the Borrower to Ronin.
2.	Ronin hereby acknowledges and agrees that it does not have any right, title or interest in or to (i) any of the Borrower’s or any of its subsidiaries’ intellectual property, including but not limited to, inventions, patents, patent applications, copyrights, technology (including its autostereoscopic 3D technology), trademarks, service marks, trade dress and know-how (collectively, “Borrower IP”) or (ii) any assets of the Company not constituting Collateral (the “Other Assets” and together with the Borrower IP and any proceeds arising therefrom, the “Excluded Collateral”).

3.	Based on the foregoing, and notwithstanding any document to the contrary, any understanding between or among either Creditor or Ronin (on the one hand) and the Borrower (on the other hand), the time of the filing or renewal of any financing statement, the time of attachment of any security interest, or any other priority provided by law or by any other agreement, Creditor hereby agrees that any rights or liens that Creditor may have or may acquire in the Collateral, are junior and subordinate to any security interest, lien, claim or right now or hereafter asserted by Ronin in the Collateral. Creditor will not take any action to realize on, repossess or otherwise foreclose upon any of the Collateral, without Ronin’s prior written consent.

4.	After the date of this Agreement, Ronin shall have the right, without the consent of Creditor, to (i) increase at any time the maximum amount of credit available to Borrower, and (ii) accept any additional Collateral (other than Excluded Collateral and proceeds arising therefrom) for that increase in credit (“Additional Collateral”), which Additional Collateral shall thereupon become part of the Collateral. All such loans, advances or extensions of credit, and any security interests given to secure the same, shall have the same priorities and rights as provided in this Agreement. Creditor waives any and all rights under any theory of marshaling or ordering of the disposition of the Collateral.

5.	Nothing contained herein shall be construed as creating any obligation on the part of Ronin to provide additional financial accommodations to Borrower. Likewise, Creditor and its affiliated funds have no obligation to provide any additional financial accommodations to Borrower.

6.	In addition to the foregoing, Creditor agrees that payment of all obligations and other liabilities of the Borrower to the Creditor from the proceeds of the Collateral (but not from the Excluded Collateral or any proceeds arising therefrom) (the “Junior Obligations”) shall be postponed and subordinated to payment in full of the obligations and indebtedness of Borrower to Ronin with respect to indebtedness secured by the Collateral, whether now existing or hereafter arising, (the “Senior Obligations”) and that no payments or other distributions in respect of any of the Junior Obligations shall be made by or on account of the Junior Obligations until payment in full of the Senior Obligations. For the avoidance of doubt, the above subordination only applies with respect to proceeds that the Creditor receives from the Collateral while Ronin has a security interest in the Collateral, and neither the Creditor nor any of its affiliated funds is otherwise subordinating to Ronin or anyone else its right to receive payment of any indebtedness, obligations or liabilities due and owing to it from the Company or any of its subsidiaries (including any proceeds received from the Excluded Collateral).

7.	In the event that the undersigned receives any payment or other distribution of any kind or character from the Borrower from the proceeds of the Collateral (but not from the Excluded Collateral or any proceeds arising therefrom), other than as expressly permitted by the terms of this Agreement, such payment or other distribution shall be received in trust for Ronin and promptly turned over by the undersigned to Ronin. Each of the parties hereto will execute such further documents or instruments and take such further action as the other party may reasonably from time to time request to carry out the intent of this Agreement.

8.	In the event of a bankruptcy or insolvency proceeding in which the Borrower is debtor, Creditor shall not oppose any sale or other disposition of any assets comprising part of the Collateral free and clear of liens, security interests or other claims of any party, including the undersigned, under Section 363 of the Bankruptcy Code on the basis that the Creditor’s interest in such Collateral is impaired by such sale or inadequately protected as a result of such sale if the Ronin has consented to such sale or disposition of such assets.
9.	The Creditor hereby waives and releases any claim which the Creditor may now or hereafter have against Ronin arising out of any and all actions which Ronin, in good faith, takes or omits to take with respect to the Borrower or the Collateral, including without limitation, (i) actions with respect to the creation, perfection or continuation of liens on the Collateral for the Senior Obligations, (ii) actions with respect to the occurrence of any event of default under any documents evidencing the Senior Obligations (the “Senior Documents”), (iii) action with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Collateral, (iv) actions with respect to the collection of any claim for all or any part of the Senior Obligations from any account debtor, guarantor or any other party, and (v) any other action with respect to the enforcement of the Senior Documents or the valuation, use, protection or disposition of the Collateral.
10.	Ronin hereby waives and releases any claim which Ronin may now or hereafter have against Creditor and its affiliated funds (the “Creditor Group”) arising out of any and all actions which the Creditor Group, in good faith, takes or omits to take with respect to the Borrower or the Excluded Collateral, including without limitation, (i) actions with respect to the occurrence of any event of default under any documents (the “Creditor Group Documents”) evidencing the obligations due and owing to any members of the Creditor Group (the “Creditor Group Obligations”), (ii) action with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Excluded Collateral, (iii) actions with respect to the collection of any claim for all or any part of the Creditor Group Obligations from any account debtor, guarantor or any other party, and (iv) any other action with respect to the enforcement of the Creditor Group Documents or the valuation, use, protection or disposition of the Excluded Collateral.

11.	Creditor hereby waives (a) notice of acceptance by Ronin of this Agreement, (b) notice of the existence or creation or non-payment of all or any of the Senior Obligations, and (c) all diligence in collection or protection of or realization upon the Senior Obligations or any Collateral as security therefor.

12.	This Agreement shall be binding upon, and inure to the benefit of, Ronin, Borrower and Creditor and upon their successors and assigns, and to the extent that any Party is a partnership or a corporation all references to such Party shall be deemed to include any successor or successors to such partnership or corporation.

13.	Each party shall give notice of this Agreement to any purchaser, assignee or transferee of, or successor to, any secured indebtedness of such Party at the time of any such purchase, assignment, transfer or succession.

14.	This Agreement cannot be waived, amended, modified, supplemented or terminated, except by a writing executed by the Creditor and Ronin; provided, however, this Agreement shall terminate automatically upon the payment in full of the secured note issued to Ronin by the Borrower. Notwithstanding the foregoing, if (i) any demand is made at any time on Ronin for the repayment of any amount received by it or as proceeds of any Collateral which have been applied in payment of any of the obligations of the Borrower to Ronin, and (ii) Ronin makes any repayment by reason of any judgment, decree or order of any court or administrative body or by reason of any settlement or compromise of such demand, this Agreement shall be reinstated to the extent of such amounts and as if such amounts had never been received originally by Ronin. This Agreement is intended as an agreement and contract between Ronin and the Creditor, and there are no intended third-party beneficiaries hereof (including the Borrower), except as otherwise expressly set forth herein.
15.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
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Signature page follow]

PRENTICE CAPITAL MANAGEMENT, LP
By:	/s/ Mathew Hoffman
Title: General Counsel
Printed Name: Mathew Hoffman
Date: 10/11/2007

WIRELESS RONIN TECHNOLOGIES, INC.
By:	/s/ Jeffrey C. Mack
Title: Chief Executive Officer and President
Printed Name: Jeffrey C. Mack
Date: 10/12/2007

Accepted this 11th day of October, 2007

NEWSIGHT CORPORATION
By:	/s/ Robert K. Stewart
Title: Chief Financial Officer
Printed Name: Robert K. Stewart
asdf

EXHIBIT 99
SECURED PROMISSORY NOTE

$2,500,000.00	Minnetonka, Minnesota
October 8, 2007
     For value received, NewSight Corporation, a Delaware corporation with offices located at 2 Park Avenue, 18th Floor, New York, NY 10016 (“Debtor”), promises to pay to Wireless Ronin Technologies, Inc., a Minnesota corporation with offices located at Baker Technology Plaza, 5929 Baker Road, Suite 475, Minnetonka, Minnesota 55345 (the “Holder”), the principal sum of $2,500,000.00, or such lesser sum as the Holder has advanced to Debtor and which is recorded on the books and records of Holder and the Debtor. Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to eight percent (8%) per annum, compounded annually. This Note is subject to the following terms and conditions and to the terms and conditions of that Security Agreement by and between Debtor, Holder and Prentice Capital Management, LP of even date herewith (the “Security Agreement”).
     1. Maturity. Principal and any accrued but unpaid interest under this Secured Promissory Note (this “Note”) shall be due and payable on December 31, 2007; provided, however that such amounts shall be earlier due upon demand by the Holder in the event of (i) a default by Debtor, (ii) at such time of a “New Financing” (the earliest of which dates shall be deemed the “Maturity Date”). The term “default” shall be defined in the Security Agreement and as “default” is defined below. The term “New Financing” shall be defined by the Security Agreement. Notwithstanding anything else written in this Note or in the Security Agreement, the principal and any accrued but unpaid interest under this Note shall be payable no later than December 31, 2007.
     2. Payment. Payment of the entire amount of the principal plus unpaid interest shall be due and payable on the Maturity Date. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to Debtor; provided, however, that unless and until Holder provides Debtor with written notice to the contrary, all payments shall be made to the address for Holder stated above. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may be made at any time without penalty.
     3. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Holder may assign, pledge, or otherwise transfer this Note without the prior written consent of Debtor so long as such assignment, pledge or transfer is in accordance with applicable securities laws. The Debtor hereby waives any notice of the transfer of this Note by Holder or by any subsequent holder of this Note, agrees to remain bound by the terms of this Note subsequent to any transfer, and agrees that the terms of this Note may be fully enforced by any subsequent holder of this Note.
     4. Default; Expenses. In the event of default, Debtor agrees to pay all costs and expenses incurred by the Holder, including all reasonable attorney fees for the collection of this Note.
     5. Events of Default. In the event that Debtor breaches any condition relating to any security, security agreement, note, mortgage or lien granted as collateral security for this Note (and such breach is not cured within five business days following written notice from the Holder), seeks relief under the Bankruptcy Code, or suffers an involuntary petition in bankruptcy or receivership not vacated within thirty (30) days, the entire balance of this Note and any interest accrued thereon shall be immediately due and payable to the holder of this Note.
     6. Modification; Waiver. No modification or waiver of any of the terms of this Note shall be allowed unless by written agreement signed by both parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     7. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Minnesota, without giving effect to principles of conflicts of law.
     8. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.
     9. Security Interest. This Note is secured by certain assets of Debtor in accordance with a separate Security Agreement (the “Security Agreement”) of even date herewith between Debtor, Holder and Prentice Capital Management, LP, as collateral agent for certain affiliated entities. In case of an Event of Default (as defined in the Security Agreement), Holder shall have the rights set forth in the Security Agreement.

NewSight Corporation (“Debtor”)
By:	/s/ Robert K. Stewart
Name Printed: Robert K. Stewart
	Title:	Chief Financial Officer

AGREED TO AND ACCEPTED:

Wireless Ronin Technologies, Inc.
By:	/s/ Jeffrey C. Mack
Name Printed: Jeffrey C. Mack
	Title:	Chief Executive Officer and President